UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 25, 2006

The Hartford Financial Services Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Hartford Plaza, Hartford, Connecticut		06115-1900
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	860-547-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

The Hartford Financial Services Group, Inc. ("The Hartford") today commenced a supplementary solicitation of consents (the "supplementary consent solicitation") with respect to Hartford Life, Inc.’s ("HLI") 7.65% Debentures due 2027 (the "7.65% debentures"). The Hartford is conducting the supplementary consent solicitation in conjunction with its offers to exchange all of the issued and outstanding HLI 7.65% debentures and HLI 7.375% Senior Notes due 2031 (the "7.375% notes," and together with the 7.65% debentures, the "HLI notes"), for a new series of The Hartford’s Senior Notes due 2041 and cash (the "exchange offers") and the related solicitation of consents (the "exchange consent solicitation") to a proposed amendment to the indenture governing the HLI notes (the "indenture"). The proposed amendment would eliminate the requirement in the indenture that HLI file reports with the Securities and Exchange Commission or otherwise provide HLI reports to holders of HLI notes in the absence of an obligation to do so under applicable law.

The Hartford is conducting the supplementary consent solicitation with respect to the 7.65% debentures that have not been tendered in the exchange offers and exchange consent solicitation to accommodate holders of 7.65% debentures who wish to consent to the proposed amendment to the indenture but not to exchange their 7.65% debentures in the exchange offers.

Approval of the proposed amendment requires consent of the holders of a majority in principal amount (the "requisite consents") of the outstanding 7.65% debentures. The proposed amendment will be approved if the consents received from the holders of the 7.65% debentures in the supplementary consent solicitation (the "separate consents"), together with the consents of holders of the 7.65% debentures received in the exchange consent solicitation for the 7.65% debentures, constitute the requisite consents.

Subject to the satisfaction or waiver of each of the conditions to the supplementary consent solicitation, on the third business day following the expiration date of the exchange offers, or as promptly as practicable thereafter, The Hartford will pay to each holder who has validly delivered a separate consent on or prior to the expiration date of the supplementary consent solicitation $3.00 for each $1,000 in principal amount of 7.65% debentures as to which a separate consent has been validly delivered by such holder and accepted pursuant to the supplementary consent solicitation.

Holders who deliver separate consents should note that they will be required to deposit the 7.65% debentures with respect to which they are delivering a separate consent in an account established by the Depository Trust Company ("DTC") until the expiration of the exchange offers or until such time as The Hartford terminates the supplementary consent solicitation. As a result, holders of the 7.65% debentures who deliver separate consents will not be able to tender the deposited 7.65% debentures in the exchange offer for the 7.65% debentures or otherwise transfer the deposited 7.65% debentures until they are returned to their original accounts. All 7.65% debentures so deposited will be returned to the depositing holders as promptly as practicable following the expiration of the exchange offers or as promptly as practicable after The Hartford’s termination of the supplementary consent solicitation.

The supplementary consent solicitation is conditioned upon the receipt of requisite consents of the 7.65% debentures, the execution of a supplementary indenture to effect the proposed amendment, and the consummation of the exchange offers. There is no assurance that these conditions will be satisfied. The exchange offers are subject to certain conditions, including the condition that at least a majority in aggregate outstanding principal amount of each series of HLI notes is validly tendered and not withdrawn in the exchange offers (the "minimum tender condition"). As of 5:00 p.m., EDT, on September 19, 2006, The Hartford had received tenders and consents from holders of $302,095,000 in aggregate principal amount, or approximately 76%, of the 7.375% notes and $100,962,000 in aggregate principal amount, or approximately 40%, of the 7.65% debentures. Tenders of HLI notes in the exchange offers may no longer be withdrawn. Accordingly, the minimum tender condition has been satisfied with respect to the 7.375% notes but not the 7.65% debentures. If separate consents received from holders of the 7.65% debentures in the supplementary consent solicitation, together with the consents of holders of 7.65% debentures received in the exchange consent solicitation, constitute the requisite consents, The Hartford intends to waive the minimum tender condition with respect to the 7.65% debentures.

Following the receipt of the requisite consents of the 7.65% debentures, in compliance with the conditions contained in the indenture, HLI and the trustee for the indenture intend to execute a supplemental indenture to effect the proposed amendment with respect to the HLI notes. However, the proposed amendment will not become effective until the expiration date for the exchange offers and the satisfaction or waiver of each of the other conditions to the supplementary consent solicitation. When the proposed amendment becomes effective, it will be effective with respect to all holders of the HLI notes, including those holders who did not consent to the proposed amendment.

The supplementary consent solicitation is being made pursuant to a Consent Solicitation Statement dated September 25, 2006 (the "Consent Solicitation Statement"). For additional information with respect to the supplementary consent solicitation, including the manner of consenting, please see the Consent Solicitation Statement, copies of which may be obtained from the information agent for the supplementary consent solicitation, Global Bondholders Services Corporation, at (212) 430-3774 or (866) 389-1500.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hartford Financial Services Group, Inc.

September 25, 2006	By:	/s/ Neal S. Wolin

Name: Neal S. Wolin
Title: Executive Vice President and General Counsel